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THE SWISS HELVETIA FUND, INC.
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TRANSLATION FROM FRENCH

Form of stockholder letter

HENRI HOTTINGUER

Paris, [Date], 2001

Dear Stockholder:

We are holding a Meeting of Stockholders of the Swiss Helvetia Fund in New York on May 15, 2001.

You have been a loyal stockholder and it is my pleasure to thank you for your loyalty.

You currently hold _____ shares, i.e. approximately __ % of the stock.

I am taking the liberty of drawing your attention to the fact that a German Bank, Bankgesellschaft Berlin AG, is proposing three candidates for election against three re-elections that are being nominated by your board, as well as termination of our term in office.

Below please find the résumés of our three candidates for reelection:

Alexandre de Takacsy

Mr. de Takacsy was Vice-Chairman of the Royal Bank of Canada for 38 years. During that period, he was responsible for the international activities of the bank and was in charge of European operations. More specifically, he was President and Chief Operating Officer of the Royal Bank of Canada in Switzerland, France, Germany and Belgium. During his active professional career, Alexandre was a member of the Board of Directors of Canadian Railroads, Aluminium Co. of Canada and ALCAN (Europe). He was also Chairman of the France-Canada Chamber of Commerce and the Association of Foreign Banks in France. Today, he is the Advisor of our group. Alexandre is also a member of the Board of Directors of the Hungarian State Petroleum Company and a member of the Board of Directors of the Hungarian State Holding Company.

Claude W. Frey

Mr. Frey first became a member of the Swiss Parliament in 1979 and recently became President of the Swiss Parliament. He has represented Switzerland on the Council of Europe and holds many positions in government. Claude has had a long career in the Swiss food industry and worked in several capacities within the Swiss Food Federation, Swiss Chocolate Manufacturers Association and the Swiss Association of the Sugar and Cookie Industry. He is the vice-Chairman of the Swiss Federation of the Association of Employers.

Eric R. Gabus

Mr. Gabus was Chief Financial Officer and General Manager of NESTLE S.A. for about 12 years, vice-Chairman of Crédit Suisse First Boston for four years, and since his retirement, Eric has held several public and private sector positions in the cantons of Vevey, Neuchatel and Geneva. He has been Vice-Chairman of the Fund since 1994.

For your information, please find below a recap of our performance, which we do not feel justifies termination of our term in office.

                                                                                  Performance
                                         2000      1999      1998      1997     over four years
The Swiss Helvetia Fund, Inc.            14.06%    14.70%    15.89%    55.38%       135.58%
Swiss Performance Index                  11.91%    11.69%    15.36%    55.19%       123.77%
Swiss Market Index                        7.47%     5.71%    14.28%    58.93%       106.34%
Switzerland iShares (Formerly called
Webs Switzerland)                         7.47%    12.52%    12.28%    44.59%       96.32%
Swiss Baer (Julius Baer)                 11.70%     2.50%    13.60%    55.94%       102.82%
CS Equity Swiss Blue Chips               11.00%     7.60%    14.30%    59.60%       117.88%
Saraswiss (Banque Sarasin)                9.72%     6.87%    12.75%    53.62%       103.10%
UBS Equity Inv. Switzerland               7.40%     6.40%    12.80%    55.90%       100.96%
Pictet Valsuisse                          7.30%     9.36%    11.02%    55.67%       102.88%

Furthermore, we have been singled out and named “Number One Fund” according to Lipper, in the category of European closed-end funds, over a period of ten years, up to the end of 2000. We also received the Lipper Awards in 1998 and 1999.

I would like to have your vote for the reelection of the Fund's Directors, and for continuing our term in office.

Best regards,

/s/ Baron Hottinguer

Baron Hottinguer